1 Hagerty Investor Update CNIC Acquisition February 12, 2024 EXHIBIT 99.1

2 Forward Looking Statements / Non-GAAP Financial Measures

Hagerty: The world’s leading brand for auto enthusiasts to protect, buy, sell and enjoy their special cars

4 Evolution to Capture Commissions Plus Underwriting Profits Working Closely with our Partner Markel Markel acquired Essentia in 2012 to exclusively underwrite Hagerty US business, Markel acquired 25% of Hagerty in 2019 Hagerty will cease quota share in the UK commencing in 2024

Decades of Underwriting Drives Predictably Low Loss Ratios Hagerty MGA delivers consistent commission growth powered by written premium growth 5 ◦ Superior value proposition and innovative partnerships ◦ Engaging, seamless member experience and cross-selling Multi-dimensional first-party data advantage ◦ Decades of claims data with 40,000 distinct makes/models in Hagerty Valuation Tools ◦ Effective pricing of risk to maintain low loss ratios

CNIC acquisition – Hagerty’s New Carrier Platform • Estimated $18.4 million price for CNIC (Consolidated National Insurance Company) ◦ ~$10.4 million for the 38 approved state licenses and ~$8 million for expected capital and surplus • Continue the evolution of Hagerty ecosystem to incorporate a direct underwriting carrier model to better control underwriting profit within Hagerty • Allow Hagerty to remove frictional costs to create more value for customers leveraging the company’s high growth, differentiated brokerage platform • Widen the aperture with new products and new coverage offerings to fill an underserved segment of the classic and enthusiast vehicle market ◦ Large opportunity in the post-1980 Enthusiast segment where penetration is <2% today 6 Continue to drive high rates of written premium growth and retention of underwriting profits

Post 1980 vehicles becoming more impactful for growth Significant opportunity given <2% penetration today 7 7% an nual g rowth in pr e 198 0s 18% a nnual grow th in p ost 19 80s Type Total Market (cars, mm) Hagerty Penetration Pre-1981 Classics 11.2 13.3% Post 1980 Collectibles 35.2 1.7% Total ~46.3 4.5% Collectible vehicles by cohort ~2% ~13%